File No. 70-09007


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

  ___________________________________________________________________________

                             PRE-EFFECTIVE AMENDMENT
                                      No. 3
                                     TO THE
                        FORM U-1 APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  _____________________________________________

                           New Century Energies, Inc.
                       Public Service Company of Colorado
                            Cheyenne Light, Fuel and
                                  Power Company
                           New Century Services, Inc.
                             WestGas Interstate Inc.
                              NC Enterprises, Inc.
                       New Century International Inc. and
                            its subsidiary companies
                   e prime, inc. and its subsidiary companies
                         PS Colorado Credit Corporation
                            Natural Fuels Corporation
                       Fuel Resources Development Company
                              PSR Investments, Inc.
                           Green & Clear Lakes Company
                                1480 Welton, Inc.
                             1225 Seventeenth Street
                             Denver, Colorado 80202

                       Southwestern Public Service Company
                 Quixx Corporation and its subsidiary companies
                                 Tyler at Sixth
                              Amarillo, Texas 79101

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
                ________________________________________________

                           New Century Energies, Inc.
                 (Name of top registered holding company parent)
                ________________________________________________

                                Richard C. Kelly
         Executive Vice President, Chief Financial Officer and Treasurer
                             1225 Seventeenth Street
                             Denver, Colorado 80202


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                                      -2-


                    (Name and address of agents for service)
      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

         Susan Marshall, Esq.                            Gary W. Wolf, Esq.
   LeBoeuf, Lamb, Greene & MacRae,                    Cahill Gordon & Reindel
                L.L.P.                                     80 Pine Street
         125 West 55th Street                         New York, New York 1005
       New York, New York 10019
         James D. Steinhilper                              William Lewis
     Southwestern Public Service                     Public Service Company of
                Company                                       Colorado
            Tyler at Sixth                            1225 Seventeenth Street
        Amarillo, Texas 79101                          Denver, Colorado 80202


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                                      -3-


Item 6.   Exhibits and Financial Statements

A.  Exhibits

    G-3  -  Financial Calculations (Confidential Treatment Requested)

                                    SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to the application and declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                        By:  __/s/ Richard C. Kelly_
                                             Name:  Richard C. Kelly
                                             Title: Executive Vice
                                                    President, Chief
                                                    Financial Officer
                                                    and Treasurer

Date:  July 31, 1997